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                                                          August 3, 2001


Pioneer Bond Fund
60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

      This opinion is being delivered to you in connection with the filing of the proxy statement and prospectus on Form N-14 (the "Proxy Statement") relating to the acquisition by Pioneer Bond Fund ("Acquiring Fund") of all of the assets of Pioneer Limited Maturity Bond Fund ("Acquired Fund") in exchange solely for
(i) the assumption by Acquiring Fund of certain liabilities of Acquired Fund (the "Acquired Fund Liabilities") and (ii) the issuance of shares of beneficial interest of Acquiring Fund (the "Acquiring Fund Shares") to Acquired Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of the Acquiring Fund Shares to the shareholders of Acquired Fund and the termination of Acquired Fund (the foregoing together constituting the "Transaction"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

      In rendering this opinion, we have examined and relied upon (i) the prospectus for Acquiring Fund, dated September 29, 2000; (ii) the statement of additional information for Acquiring Fund, dated September 29, 2000; (iii) the prospectus for Acquired Fund, dated April 2, 2001; (iv) the statement of additional information for Acquired Fund, dated April 2, 2001; (v) the Notice of Meeting of Shareholders Scheduled for September 18, 2001 and the accompanying Proxy Statement; (vi) the Agreement and Plan of Reorganization, made as of August 3, 2001 between Acquiring Fund and Acquired Fund (the "Agreement"); (vii) the tax representation certificates attached to the Agreement and relevant to this opinion (the "Representation Certificates"); and (viii) such other documents as we deemed necessary or relevant to our analysis.

      In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Transaction will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Certificates are, on the date hereof, and will be, at the consummation of the Transaction, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the consummation of the Transaction will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      The conclusions expressed herein represent our judgment regarding the proper treatment of the Transaction under the income tax laws of the United States based upon the Code, case law, Treasury Regulations, and the rulings and other pronouncements of the Internal Revenue Service (the "Service") in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the consummation of the Transaction or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the consummation of the Transaction in the application or interpretation of the income tax laws of the United States.

BOSTON LONDON* MUNICH* NEW YORK  OXFORD* PRINCETON  RESTON  WALTHAM  WASHINGTON
-------------------------------------------------------------------------------
  HALE AND DORR LLP IS A MASSACHUSETTS LIMITED LIABILITY PARTNERSHIP AND INCLUDES PROFESSIONAL CORPORATIONS
                    * AN INDEPENDENT JOINT VENTURE LAW FIRM

Hale and Dorr LLP
Pioneer Bond Fund
August 3, 2001
Page 2
      Our opinion represents our best judgment regarding how a court would decide if presented with the issues addressed herein and is not binding upon the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance on such opinion will not be challenged by the Service and does not constitute any representation or warranty that such position, if so challenged, will not be rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Transaction set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, or other tax consequences that may result from the Transaction or any other action (including any action taken in connection with the Transaction).

      On the basis of and subject to the foregoing and in reliance upon the representations, facts and assumptions described above, we are of the opinion that the acquisition by Acquiring Fund of all of the assets of Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of the Acquired Fund Liabilities by Acquiring Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of Acquiring Fund Shares to Acquired Fund shareholders in exchange for their Acquired Fund Shares and the termination of Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

      No opinion is expressed or implied regarding the federal income tax consequences to Acquiring Fund, Acquired Fund or the shareholders of Acquired Fund of the payment by the investment advisor of any reorganization expenses or of any conditions existing at the time of, effects resulting from, or other aspects of the Transaction, including but not limited to the availability of, or limitations on, any capital loss carryforwards of Acquired Fund, except as expressly set forth above.

      This opinion is being delivered to you solely in connection with the Proxy Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and further consent to the use of our name in the Proxy Statement in connection with references to this opinion and the tax consequences of the Transaction. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                          Very truly yours,


                                                          /s/Hale and Dorr LLP

                                                          HALE AND DORR LLP


BOSTON LONDON* MUNICH* NEW YORK  OXFORD* PRINCETON  RESTON  WALTHAM  WASHINGTON
-------------------------------------------------------------------------------
  HALE AND DORR LLP IS A MASSACHUSETTS LIMITED LIABILITY PARTNERSHIP AND INCLUDES PROFESSIONAL CORPORATIONS
                    * AN INDEPENDENT JOINT VENTURE LAW FIRM